UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Quintiles Transnational Corp.
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FOR IMMEDIATE RELEASE	www.quintiles.com

CONTACT:	Pat Grebe, Media Relations, media.info@quintiles.com
919 998 2091

Greg Connors, Investor Relations, invest@quintiles.com
919 998 2000

QUINTILES SIGNS PURCHASE AGREEMENT
TO ISSUE SENIOR SUBORDINATED NOTES

RESEARCH TRIANGLE PARK, N.C. – September 13, 2003 – Quintiles Transnational Corp. (Nasdaq: QTRN) today announced that it has entered into a purchase agreement through which Quintiles intends to issue and sell $450 million principal amount of 10.0% senior subordinated notes due 2013 in connection with its proposed merger with an affiliate of Pharma Services Holding, Inc., the company formed for the acquisition of Quintiles by Dennis B. Gillings, Ph.D., Chairman and founder of Quintiles, and One Equity Partners, LLC, the private equity arm of Bank One Corporation. Holders of the notes will be granted certain exchange and registration rights with respect to the notes. The proposed merger and the completion of the financing, including consummation of the transactions contemplated by the purchase agreement, are subject to customary conditions, including Quintiles’ shareholder approvals.

     Shareholders of record as of August 19, 2003, have been mailed a definitive proxy statement in connection with the special meeting of shareholders to be held on September 25, 2003, at 9:30 a.m. EDT in the Marriott Research Triangle Park, 4700 Guardian Drive, Durham, NC, 27703. Quintiles shareholders are urged to read Quintiles’ definitive proxy statement relating to the special meeting as it contains important information. Shareholders can obtain the proxy statement and other filed documents free of charge at the Securities and Exchange Commission’s web site located at www.sec.gov. In addition, additional copies of the proxy statement are available free of charge from Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, NY 10004, telephone (877) 357-0566.

     The senior subordinated notes will only be sold in a Rule 144A private offering to qualified institutional buyers and in a Regulation S offering to certain non-U.S. persons in transactions outside the United States. The senior subordinated notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement under the Act or in accordance with an applicable exemption from registration requirements of the Act.

THIS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     Quintiles helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the S&P 500 and Fortune 1000. For more information visit the company’s web site at www.quintiles.com.

     Information in this press release contains “forward-looking statements” about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the possibility that fewer than the required number of Quintiles shareholders vote to approve the merger, the inability of Pharma Services to complete its committed financing or of the parties to the purchase agreement to satisfy all conditions thereto, the occurrence of events that would have a material adverse effect on Quintiles as described in the merger agreement, including the risk of adverse operating results, delays in obtaining or failure to receive required regulatory approvals, the risk that the merger agreement could be terminated under circumstances that would require Quintiles to pay a termination fee of $52 million, the risk that Quintiles might not prevail in pending litigation regarding Pharma Services’ original proposal and other uncertainties arising in connection with the proposed merger. Additional factors that could cause actual results to differ materially are discussed in Quintiles’ recent filings with the SEC, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks and its other periodic reports, including Form 10-Qs.

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